Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Suzy Deprizio
	Senior Vice President, Finance & Investor Relations	Chief Marketing & Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS THIRD QUARTER 2022 RESULTS
-- Diluted EPS of $1.27; Adjusted Diluted EPS of $1.30 --

•Total revenues up 11% from the third quarter of 2021 driven by organic Medicaid and Medicare growth.
•Health benefits ratio (HBR) of 88.3%, driven by strong Medicare results and inline performance from Medicaid and Commercial.
•Value Creation Plan gaining momentum:
◦Pulling margin levers including Medicare and Marketplace bid discipline, real estate and cost rationalization;
◦Executing on capital deployment initiatives including $1.7 billion and $300 million year-to-date share repurchase and debt repurchase, respectively; and
◦Award of the new pharmacy benefits management (PBM) contract to Express Scripts, Inc., commencing in 2024.
•4th guidance raise in 2022 totaling a cumulative $0.30, or 5.5%, increase to the mid-point of the 2022 full-year adjusted diluted EPS guidance to a range of $5.65 to $5.75.

ST. LOUIS, MISSOURI (October 25, 2022) -- Centene Corporation (NYSE: CNC) announced today its financial results for the third quarter ended September 30, 2022. In summary, the 2022 third quarter results were as follows:

Total revenues (in millions)	$35,865
Premium and service revenues (in millions)	$33,726
Health benefits ratio	88.3%
SG&A expense ratio	8.4%
Adjusted SG&A expense ratio (1)	8.3%
GAAP diluted EPS	$1.27
Adjusted diluted EPS (1)	$1.30
Total cash flow provided by operations (in millions)	$3,332

(1) A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Our strong third quarter and year-to-date results provide Centene with positive momentum as we move towards 2023," said Sarah M. London, Chief Executive Officer of Centene. "Selecting our future PBM partner represents a major Value Creation Plan milestone and positions us to capture significant value for our members, partners, and stakeholders in 2024 and beyond."

Other Events

•Since the second quarter, the Company has continued to execute on key Value Creation Plan initiatives with the award of the new PBM contract commencing in 2024, the closing of the PANTHERx Rare (PANTHERx) divestiture, stock and debt repurchases, along with ongoing focus on quality improvement actions.

•In October 2022, Centene announced that its Health Insurance Marketplace product, Ambetter Health, will expand into Alabama and extend its footprint by more than 60 counties across 12 existing states in 2023. It also announced its updated brand name, Ambetter Health, reflecting its commitment to putting better health at the forefront of its mission. In total, the Marketplace plan will be available in more than 1,500 counties across 28 states in 2023.

•In October 2022, the Centers for Medicare and Medicaid Services (CMS) published updated Medicare Star quality ratings for the 2023 rating year, which impacts the 2024 revenue year. The decrease in Star quality ratings is driven by the expiration of certain disaster relief provisions as well as deterioration in select metrics. Over the past year, Centene's leadership team launched a multi-year plan to build and improve quality across the enterprise with a strong focus on enhanced patient experience and access to care. The Company expects to begin to see the results of these efforts with the 2024 rating year (2025 revenue year).

•In September 2022, Centene's Nebraska subsidiary, Nebraska Total Care, was awarded the Nebraska Department of Health and Human Services statewide Medicaid managed care contract. Under the new contract, Nebraska Total Care will continue serving the state's Medicaid Managed Care Program, known as Heritage Health. The new contract term is five years and includes the option for two, one-year renewals. The contract is anticipated to begin in January 2024, subject to the resolution of third-party protests.

•In September 2022, Centene's Texas subsidiary, Superior HealthPlan (Superior), was awarded a new, six-year contract by the Texas Health and Human Services Commission to continue providing youth in foster care with healthcare coverage through the STAR Health Medicaid program. Superior has been the sole provider of STAR Health coverage since the program launched in 2008. The contract is anticipated to begin in September 2023.

•In August 2022, Centene's California subsidiary, Health Net of California, was awarded contracts by the California Department of Health Care Services to continue serving members in nine counties across California. However, Health Net of California was not awarded contracts in Los Angeles, Sacramento and Kern counties. The Company is actively protesting the decision to protect members and their access to quality healthcare. The contracts are anticipated to begin in January 2024, subject to the resolution of the protest process.

•In August 2022, Centene's Mississippi subsidiary, Magnolia Health Plan (Magnolia), was awarded the Mississippi Division of Medicaid contract. Under the new contract, Magnolia will continue serving the state's Coordinated Care Organization Program, which will consist of the Mississippi Coordinated Access Network and the Mississippi Children's Health Insurance Program. The contract is anticipated to begin in July 2023, subject to the resolution of third-party protests.

Accreditations & Awards

•In October 2022, Centene's Chief Executive Officer, Sarah London, was selected for Fortune magazine's 2022 Most Powerful Women in Business.

•In September 2022, Centene was named a 2022 Best Workplaces in Health Care by Great Place to Work and Fortune magazine.

•In August 2022, Centene's health plan, Ambetter from Sunflower Health Plan, earned Accreditation from the National Committee for Quality Assurance (NCQA).

•In July 2022, several Centene health plans earned Accreditation from NCQA, including Ambetter of Oklahoma, Ambetter from WellCare of Kentucky, and WellCare of North Carolina.

Membership

The following table sets forth our membership by line of business:

	September 30,
	2022	2021
Traditional Medicaid (1)	14,000,100	13,202,500
High Acuity Medicaid (2)	1,698,100	1,566,000
Total Medicaid	15,698,200	14,768,500
Commercial Marketplace	2,087,800	2,177,000
Commercial Group	439,800	468,500
Total Commercial	2,527,600	2,645,500
Medicare (3)	1,517,900	1,248,300
Medicare PDP	4,186,200	4,064,400
Total at-risk membership (4)	23,929,900	22,726,700
TRICARE eligibles	2,832,300	2,874,700
Total	26,762,200	25,601,400

(1) Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care, and Behavioral Health.
(2) Membership includes Aged, Blind, and Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS), and Medicare-Medicaid Plans (MMP) Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.
(4) Membership includes 1,285,600 and 1,168,400 dual-eligible beneficiaries for the periods ending September 30, 2022, and September 30, 2021, respectively.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended September 30,
	2022	2021	% Change
Medicaid	$23,293	$21,624	8%
Commercial	4,292	4,383	(2)%
Medicare (5)	5,639	4,322	30%
Other	2,641	2,077	27%
Total Revenues	$35,865	$32,406	11%
(5) Medicare includes Medicare Advantage, Medicare Supplement, and Medicare Prescription Drug Plan (PDP).

Statement of Operations: Three Months Ended September 30, 2022

•For the third quarter of 2022, total revenues increased 11% to $35.9 billion from $32.4 billion in the comparable period of 2021. The increase was driven by organic Medicaid growth, primarily due to the ongoing suspension of eligibility redeterminations, 22% membership growth in the Medicare business, and our acquisition of Magellan Health, Inc. (Magellan), partially offset by the PANTHERx divestiture.

•HBR of 88.3% for the third quarter of 2022 represents an increase from 88.1% in the comparable period in 2021. The increase was primarily due to a return to more normalized Medicaid utilization compared to the third quarter of 2021. The increase is partially offset by the impact of Marketplace and Medicare healthcare affordability initiatives as well as disciplined Marketplace pricing.

•The SG&A expense ratio was 8.4% for the third quarter of 2022, compared to 8.3% in the third quarter of 2021. The adjusted SG&A expense ratio was 8.3% for the third quarter of 2022, compared to 8.1% in the third quarter of 2021. The increases were due to the addition of Magellan, which operates at a higher SG&A expense ratio due to the nature of its business, and the PANTHERx divestiture. Increases were also driven by costs associated with Medicare marketing and value creation investment spending, partially offset by savings due to real estate optimization efforts and the leveraging of expenses over higher revenues as a result of increased membership.

•The effective tax rate was 26.6% for the third quarter of 2022, compared to 19.3% in the third quarter of 2021. The 2021 effective rate was driven by the non-taxable gain related to the acquisition of the remaining 60% interest of Circle Health. For the third quarter of 2022, our effective tax rate on adjusted earnings was 26.3%, compared to 24.5% in the third quarter of 2021.

•Operating cash flow for the third quarter of 2022 was $3.3 billion, driven by the receipt of $2.9 billion in CMS payments for October on the last day of September. Year-to-date operating cash flow for 2022 was $7.8 billion. Excluding the early receipt of $2.9 billion in CMS payments, year-to-date operating cash flow would have been $4.9 billion, or 3.5x net earnings.

Balance Sheet

At September 30, 2022, the Company had cash, investments and restricted deposits of $32.4 billion and maintained $436 million of cash and cash equivalents in our unregulated entities. Medical claims liabilities totaled $16.5 billion. The Company's days in claims payable was 54 days, which is a decrease of one day over the second quarter of 2022, primarily due to the timing of pharmacy payments, and an increase of three days over the third quarter of 2021. Total debt was $18.3 billion, which included $120 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capital ratio was 41.6% at September 30, 2022, excluding $181 million of non-recourse debt, which increased 30 basis points over the second quarter of 2022.

During the third quarter of 2022, the Company utilized a portion of the PANTHERx divestiture proceeds to initiate an accelerated share repurchase (ASR) agreement to purchase $1.0 billion of the Company's common stock. In July 2022, 8.6 million shares were delivered to the Company, representing 80% of the notional amount under the ASR. In October, 3.0 million shares were delivered upon settlement of the ASR based upon the volume-weighted average price (VWAP) over the term of the agreement less a discount. In total, 11.6 million shares were purchased through the $1.0 billion ASR. The Company also repurchased an additional 2.9 million shares for $240 million during the third quarter.

In October 2022, the Company repurchased an additional 828 thousand shares for $66 million. As of October 25, 2022, the Company has a remaining amount of $2.2 billion available under the stock repurchase program.

During the third quarter of 2022, the Company repurchased $259 million of its par value Senior Notes for $247 million through its debt repurchase program and an additional $58 million for $53 million in October 2022. As of October 25, 2022, there was $700 million available under the debt repurchase program.

Outlook
The Company's guidance has been updated to increase the bottom of the adjusted EPS range by $0.05. In addition, the guidance metrics also now include the third quarter impairment of assets associated with the pending divestiture of the Spanish and Central European businesses.
The items below will be discussed further on our conference call. The Company's annual guidance for 2022 is as follows:

	Full Year 2022
	Low	High
Total revenues (in billions)	$142.7	$144.7
Premium and service revenues (in billions)	$134.0	$136.0
GAAP diluted EPS	$2.78	$2.88
Adjusted diluted EPS (1)	$5.65	$5.75
HBR	87.6%	88.0%
SG&A expense ratio	8.1%	8.6%
Adjusted SG&A expense ratio (2)	8.0%	8.5%
Effective tax rate	25.3%	26.3%
Adjusted effective tax rate (3)	25.3%	26.3%
Diluted shares outstanding (in millions)	582.5	585.5

(1) A full reconciliation of adjusted diluted EPS is shown in the Non-GAAP Financial Presentation section of this release.
(2) Adjusted SG&A expense ratio excludes acquisition and divestiture related expenses of $147 million to $175 million.
(3) Adjusted effective tax rate excludes income tax effects of adjustments of $583 million to $595 million.
Conference Call

As previously announced, the Company will host a conference call Tuesday, October 25, 2022, at approximately 8:30 AM (Eastern Time) to review the financial results for the third quarter ended September 30, 2022.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 6216529 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, October 24, 2023, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, November 1, 2022, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 1820691.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company’s performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net earnings attributable to Centene	$738	$584	$1,415	$748
Amortization of acquired intangible assets	211	198	609	581
Acquisition and divestiture related expenses	30	54	149	141
Other adjustments (1)	(222)	11	1,225	1,427
Income tax effects of adjustments (2)	(2)	(102)	(521)	(455)
Adjusted net earnings	$755	$745	$2,877	$2,442
(1) Other adjustments include the following pre-tax items:
2022:
(a) for the three months ended September 30, 2022: PANTHERx divestiture gain of $490 million, the impairment of assets associated with the pending divestiture of the Spanish and Central European businesses of $165 million, real estate impairments of $127 million, an increase to the previously reported gain on the divestiture of U.S. Medical Management (USMM) due to the finalization of working capital adjustments of $13 million, gain on debt extinguishment related to the repurchases of senior notes of $10 million, and an adjustment to the costs related to the PBM legal settlement of $1 million;

(b) for the nine months ended September 30, 2022: real estate impairments of $1,581 million, PANTHERx divestiture gain of $490 million, the impairment of assets associated with the pending divestiture of the Spanish and Central European businesses of $165 million, gain on debt extinguishment of $23 million, an increase to the previously reported gain related to the divestiture of USMM due to the finalization of working capital adjustments of $13 million, and costs related to the PBM legal settlement of $5 million.
2021:
(a) for the three months ended September 30, 2021: non-cash gain related to the acquisition of the remaining 60% interest of Circle Health of $309 million, non-cash impairment of our equity method investment in RxAdvance of $229 million, debt extinguishment costs of $79 million, PBM legal settlement expense of $11 million, and severance costs due to a restructuring of $1 million;

(b) for the nine months ended September 30, 2021: PBM legal settlement expense of $1,261 million, non-cash gain related to the acquisition of the remaining 60% interest of Circle Health of $309 million, non-cash impairment of our equity method investment in RxAdvance of $229 million, debt extinguishment costs of $125 million, a reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $62 million, and severance costs due to a restructuring of $59 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The nine months ended September 30, 2022 also include an $18 million increase to the tax benefit on the previously reported non-cash impairment of our equity method investment in RxAdvance.

	Three Months Ended September 30,		Nine Months Ended September 30,		Annual Guidance December 31, 2022
	2022	2021	2022	2021
GAAP diluted EPS attributable to Centene	$1.27	$0.99	$2.41	$1.27	$2.78 - $2.88
Amortization of acquired intangible assets	0.36	0.34	1.04	0.98	~$1.39
Acquisition and divestiture related expenses	0.05	0.09	0.25	0.24	~$0.27
Other adjustments (3)	(0.38)	0.01	2.09	2.42	~$2.22
Income tax effects of adjustments (4)	—	(0.17)	(0.89)	(0.77)	~$(1.01)
Adjusted diluted EPS	$1.30	$1.26	$4.90	$4.14	$5.65 - $5.75
(3) Other adjustments include the following pre-tax items:
2022:
(a) for the three months ended September 30, 2022: PANTHERx divestiture gain of $0.84 ($0.65 after-tax), the impairment of assets associated with the pending divestiture of the Spanish and Central European businesses of $0.28 ($0.23 after-tax), real estate impairments of $0.22 ($0.16 after-tax), an increase to the previously reported gain related to the divestiture of USMM due to the finalization of working capital adjustments of $0.02 ($0.01 after-tax), and gain on debt extinguishment of $0.02 ($0.01 after-tax);
(b) for the nine months ended September 30, 2022: real estate impairments of $2.69 ($1.98 after-tax), PANTHERx divestiture gain of $0.83 ($0.65 after-tax), the impairment of assets associated with the pending divestiture of the Spanish and Central European businesses of $0.28 ($0.23 after-tax), gain on debt extinguishment of $0.04 ($0.03 after-tax), an increase to the previously reported gain related to the divestiture of USMM due to the finalization of working capital adjustments of $0.02 ($0.02 after-tax), and costs related to the PBM legal settlement of $0.01 ($0.01 after-tax);
(c) for the year ended December 31, 2022, an estimated: $2.83 ($2.08 after-tax) of real estate impairments, $0.84 ($0.65 after-tax) PANTHERx divestiture gain, $0.28 ($0.23 after-tax) related to the impairment of assets associated with the pending divestiture of the Spanish and Central European businesses, $0.04 ($0.03 after-tax) gain on debt extinguishment, $0.02 ($0.02 after-tax) associated to an increase to the previously reported gain related to the divestiture of USMM due to the finalization of working capital adjustments, and $0.01 ($0.01 after-tax) of costs related to the PBM legal settlement.
2021:
(a) for the three months ended September 30, 2021: non-cash gain related to the acquisition of the remaining 60% interest of Circle Health of $0.52 ($0.52 after-tax), non-cash impairment of our equity method investment in RxAdvance of $0.38 ($0.35 after-tax), debt extinguishment costs of $0.13 ($0.10 after-tax), and PBM legal settlement expense of $0.02 ($0.01 after-tax) per share.
(b) for the nine months ended September 30, 2021: PBM legal settlement expense of $2.13 ($1.79 after-tax), non-cash gain related to the acquisition of the remaining 60% interest of Circle Health of $0.52 ($0.52 after-tax), non-cash impairment of our equity method investment in RxAdvance of $0.39 ($0.35 after-tax), debt extinguishment costs of $0.21 ($0.16 after-tax), a reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $0.11 per share ($0.08 after-tax), and severance costs due to a restructuring of $0.10 ($0.07 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The nine months ended September 30, 2022 also include a $0.03 per share increase to the tax benefit on the previously reported non-cash impairment of our equity method investment in RxAdvance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

GAAP selling, general and administrative expenses	$2,846	$2,537	$8,391	$6,910
Less:
Acquisition and divestiture related expenses	28	41	149	126
Restructuring costs	—	1	—	59
Costs related to the PBM legal settlement	1	11	5	11
Real estate optimization	3	—	7	—
Adjusted selling, general and administrative expenses	$2,814	$2,484	$8,230	$6,714
Note: Beginning in 2022, we have included a separate line item for depreciation expense on the Consolidated Statements of Operations, which was previously included in SG&A expenses. Prior period SG&A expenses have been conformed to the current presentation.

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems, and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, value creation strategy, competition, expected activities in connection with completed and future acquisitions and dispositions, including statements about the impact of our recently completed acquisition of Magellan Health, Inc. (the Magellan Acquisition), other recent and future acquisitions and dispositions, our investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the ongoing impact of COVID-19;our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; the risk that the election of new directors, changes in senior management, and any inability to retain key personnel may create uncertainty or negatively impact our ability to execute quickly and effectively; uncertainty as to the expected financial performance of the combined company following the recent completion of the Magellan Acquisition; the possibility that the expected synergies and value creation from the Magellan Acquisition or the acquisition of WellCare Health Plans, Inc. (the WellCare Acquisition) or other acquired businesses will not be realized, or will not be realized within the respective expected time periods; disruption from the integration of the Magellan Acquisition or the WellCare Acquisition, unexpected costs, or similar risks from other acquisitions or dispositions we may announce or complete from time to time, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that the closing conditions, including applicable regulatory approvals, for the pending dispositions of Magellan Rx and our Spanish and Central European businesses, may be delayed or not obtained; impairments to real estate, investments, goodwill and intangible assets; a downgrade of the credit rating of our indebtedness; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder that may result from changing political conditions, the current administration or judicial actions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Envolve Pharmacy Solutions, Inc. (Envolve), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we previously recorded and on other acceptable terms, or at all, or whether additional claims, reviews or investigations relating to our PBM business will be brought by states, the federal government or shareholder litigants, or government investigations; the timing and extent of benefits from our value creation strategy, including the possibility that the benefits received may be lower than expected, may not occur, or will not be realized within the expected time periods; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price and accretion for acquisitions or dispositions; restrictions and limitations in connection with our indebtedness; the availability of debt and equity financing on terms that are favorable to us; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,987	$13,118
Premium and trade receivables	13,770	12,238
Short-term investments	2,191	1,539
Other current assets	2,327	1,602
Total current assets	33,275	28,497
Long-term investments	14,053	14,043
Restricted deposits	1,205	1,068
Property, software and equipment, net	2,479	3,391
Goodwill	20,040	19,771
Intangible assets, net	7,523	7,824
Other long-term assets	2,597	3,781
Total assets	$81,172	$78,375
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$16,465	$14,243
Accounts payable and accrued expenses	9,995	8,493
Return of premium payable	2,205	2,328
Unearned revenue	2,416	434
Current portion of long-term debt	249	267
Total current liabilities	31,330	25,765
Long-term debt	18,084	18,571
Deferred tax liability	480	1,407
Other long-term liabilities	5,678	5,610
Total liabilities	55,572	51,353
Commitments and contingencies
Redeemable noncontrolling interests	66	82
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 606,931 issued and 570,091 outstanding at September 30, 2022, and 602,704 issued and 582,479 outstanding at December 31, 2021	1	1
Additional paid-in capital	19,774	19,672
Accumulated other comprehensive earnings	(1,394)	77
Retained earnings	9,554	8,139
Treasury stock, at cost (36,840 and 20,225 shares, respectively)	(2,557)	(1,094)
Total Centene stockholders’ equity	25,378	26,795
Nonredeemable noncontrolling interest	156	145
Total stockholders’ equity	25,534	26,940
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$81,172	$78,375

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Premium	$31,848	$28,876	$95,247	$83,436
Service	1,878	1,638	6,679	4,054
Premium and service revenues	33,726	30,514	101,926	87,490
Premium tax	2,139	1,892	7,060	5,924
Total revenues	35,865	32,406	108,986	93,414
Expenses:
Medical costs	28,111	25,430	83,261	73,210
Cost of services	1,571	1,355	5,658	3,510
Selling, general and administrative expenses	2,846	2,537	8,391	6,910
Depreciation expense	150	147	470	414
Amortization of acquired intangible assets	211	198	609	581
Premium tax expense	2,211	1,965	7,258	6,129
Impairment	289	229	1,739	229
Legal settlement	—	—	—	1,250
Total operating expenses	35,389	31,861	107,386	92,233
Earnings from operations	476	545	1,600	1,181
Other income (expense):
Investment and other income	692	424	786	566
Debt extinguishment	10	(79)	26	(125)
Interest expense	(169)	(170)	(491)	(503)
Earnings before income tax	1,009	720	1,921	1,119
Income tax expense	269	139	500	376
Net earnings	740	581	1,421	743
(Earnings) loss attributable to noncontrolling interests	(2)	3	(6)	5
Net earnings attributable to Centene Corporation	$738	$584	$1,415	$748

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.29	$1.00	$2.44	$1.28
Diluted earnings per common share	$1.27	$0.99	$2.41	$1.27

Weighted average number of common shares outstanding:
Basic	573,961	583,244	580,277	582,636
Diluted	580,607	590,702	587,084	590,154

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net earnings	$1,421	$743
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,178	1,098
Stock compensation expense	180	127
Impairment	1,739	229
(Gain) loss on debt extinguishment	(26)	125
(Gain) on acquisition	(2)	(309)
Deferred income taxes	(682)	(143)
(Gain) loss on divestitures	(503)	62
Other adjustments, net	164	(6)
Changes in assets and liabilities
Premium and trade receivables	(1,274)	(1,723)
Other assets	152	(124)
Medical claims liabilities	1,976	1,661
Unearned revenue	1,964	(169)
Accounts payable and accrued expenses	686	993
Other long-term liabilities	863	964
Other operating activities, net	1	2
Net cash provided by operating activities	7,837	3,530
Cash flows from investing activities:
Capital expenditures	(771)	(662)
Purchases of investments	(5,118)	(5,253)
Sales and maturities of investments	2,842	4,069
Acquisitions, net of cash acquired	(1,457)	(534)
Divestiture proceeds, net of divested cash	1,362	(62)
Net cash used in investing activities	(3,142)	(2,442)
Cash flows from financing activities:
Proceeds from long-term debt	357	9,247
Payments and repurchases of long-term debt	(1,202)	(7,411)
Common stock repurchases	(1,663)	(49)
Payments for debt extinguishment	(14)	(157)
Debt issuance costs	—	(72)
Other financing activities, net	57	39
Net cash (used in) provided by financing activities	(2,465)	1,597
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(37)	(8)
Net increase in cash, cash equivalents, and restricted cash and cash equivalents	2,193	2,677
Cash and cash equivalents reclassified from (to) held for sale	(192)	—
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	13,214	10,957
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$15,215	$13,634
Supplemental disclosures of cash flow information:
Interest paid	$462	$479
Income taxes paid	$448	$477

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	September 30,
	2022	2021
Cash and cash equivalents	$14,987	$13,423
Restricted cash and cash equivalents, included in restricted deposits	228	211
Total cash, cash equivalents, and restricted cash and cash equivalents	$15,215	$13,634

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2022	2022	2022	2021	2021
MEMBERSHIP
Traditional Medicaid (1)	14,000,100	13,758,000	13,590,100	13,328,400	13,202,500
High Acuity Medicaid (2)	1,698,100	1,688,000	1,682,800	1,686,100	1,566,000
Total Medicaid	15,698,200	15,446,000	15,272,900	15,014,500	14,768,500
Commercial Marketplace	2,087,800	2,033,300	2,031,000	2,140,500	2,177,000
Commercial Group	439,800	448,700	449,700	462,100	468,500
Total Commercial	2,527,600	2,482,000	2,480,700	2,602,600	2,645,500
Medicare (3)	1,517,900	1,483,900	1,452,500	1,252,200	1,248,300
Medicare PDP	4,186,200	4,165,500	4,169,700	4,070,500	4,064,400
Total at-risk membership (4)	23,929,900	23,577,400	23,375,800	22,939,800	22,726,700
TRICARE eligibles	2,832,300	2,862,400	2,862,400	2,874,700	2,874,700
Total	26,762,200	26,439,800	26,238,200	25,814,500	25,601,400

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care, and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS, and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.
(4) Membership includes 1,285,600, 1,252,600, 1,231,500, 1,178,000, and 1,168,400 dual-eligible beneficiaries for the periods ending September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021, and September 30, 2021, respectively.

NUMBER OF EMPLOYEES	83,200	82,400	80,100	72,500	75,900

DAYS IN CLAIMS PAYABLE	54	55	53	52	51

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$31,447	$28,817	$26,982	$26,416	$26,392
Unregulated	989	1,308	1,262	3,352	3,223
Total	$32,436	$30,125	$28,244	$29,768	$29,615

DEBT TO CAPITALIZATION	41.8%	41.5%	40.9%	41.2%	41.5%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT	41.6%	41.3%	40.7%	40.9%	41.2%
NON-RECOURSE DEBT (in millions)	$181	$181	$182	$184	$188

OPERATING RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
HBR	88.3%	88.1%	87.4%	87.7%
SG&A expense ratio	8.4%	8.3%	8.2%	7.9%
Adjusted SG&A expense ratio	8.3%	8.1%	8.1%	7.7%
Note: Prior period SG&A and adjusted SG&A expense ratios have been restated to conform to current presentation, which excludes depreciation expense.

HBR BY PRODUCT

	Three Months Ended September 30,
	2022	2021
Medicaid	90.2%	88.4%
Commercial	84.2%	88.7%
Medicare (1)	83.9%	85.4%

(1) Medicare includes Medicare Advantage, Medicare Supplement, and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2021	$14,099
Less: Reinsurance recoverable	23
Balance, September 30, 2021, net	14,076
Acquisitions and divestitures	249
Incurred related to:
Current period	110,095
Prior period	(1,442)
Total incurred	108,653
Paid related to:
Current period	95,355
Prior period	11,166
Total paid	106,521
Balance, September 30, 2022, net	16,457
Plus: Reinsurance recoverable	8
Balance, September 30, 2022	$16,465

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior period" amount may be offset as Centene actuarially determines "Incurred related to: Current period." As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $256 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior period" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior period" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2021, and prior.